DUFF & PHELPS

CONFIDENTIAL - DRAFT

Discussion Materials

Presentation to the Special Committee of the Board of Directors of Isramco, Inc.

January 25, 2019

Table of Contents

Section

Section 1.

Valuation Summary

Valuation Summary

Valuation Summary - Isramco

($ in thousands, except per share values)

	Low	Mid	High	Naphtha Valuation Low	Naphtha Valuation High	Notes (5)
Enterprise Value						
Tamar Royalties LLC (1) (2)	$310,465	$329,826	$371,813	$277,000	$310,000	A
Oil & Gas Production Activity (3)	25,079	26,641	28,510	24,000	25,000	B
Production Services	30,200	32,750	35,300	30,000	35,000	C, D
Arrow Assets	2,000	2,000	2,000	2,000	2,000	D
Plug and Abandon	(22,000)	(22,000)	(22,000)	(22,000)	(22,000)	D
Selling, General and Administrative Expenses, After-Tax	(16,170)	(16,170)	(16,170)	(21,000)	(21,000)	D
Enterprise Value Conclusion - Pre-Arbitration	**$329,574**	**$353,047**	**$399,453**	**$290,000**	**$329,000**	
Less: Net Debt (4)	($43,118)	($43,118)	($43,118)	($48,000)	($48,000)	D
Plus: Working Capital and Others	5,000	5,000	5,000	5,000	5,000	D
Aggregate Equity Value - Pre-Arbitration	**$291,456**	**$314,929**	**$361,335**	**$247,000**	**$286,000**	
Per Share Aggregate Equity Value - Pre-Arbitration	*$107.25*	*$115.88*	*$132.96*	*$90.89*	*$105.24*	
Value of Pre-Tax Abitration Proceeds						
After-Tax Value of $0.0 million Pre-Tax Arbitration Proceeds				$0	$0	
After-Tax Value of $22.5 million Pre-Tax Arbitration Proceeds				17,325	17,325	
After-Tax Value of $45.0 million Pre-Tax Arbitration Proceeds				34,650	34,650	
After-Tax Value of $71.0 million Pre-Tax Arbitration Proceeds	$54,670	$54,670	$54,670	54,670	54,670	
Aggregate Equity Value ("AEV") - Post-Arbitration						
AEV - $0.0 million Pre-Tax Arbitration Proceeds				**$247,000**	**$286,000**	
AEV - $22.5 million Pre-Tax Arbitration Proceeds				**$264,325**	**$303,325**	
AEV - $45.0 million Pre-Tax Arbitration Proceeds				**$281,650**	**$320,650**	
AEV - $71.0 million Pre-Tax Arbitration Proceeds	**$346,126**	**$369,599**	**$416,005**	**$301,670**	**$340,670**	
Per Share AEV - $0.0 million Pre-Tax Arbitration Proceeds				*$90.89*	*$105.24*	
Per Share AEV - $22.5 million Pre-Tax Arbitration Proceeds				*$97.26*	*$111.61*	
Per Share AEV - $45.0 million Pre-Tax Arbitration Proceeds				*$103.64*	*$117.99*	
Per Share AEV - $71.0 million Pre-Tax Arbitration Proceeds	*$127.36*	*$136.00*	*$153.08*	*$111.00*	*$125.35*	

Offer:
$300 million AEV
$110 per share

(1) Low, Mid, and High indications use a Weighted Average Cost of Capital ("WACC") of 8.93%, 8.25%, and 7.00%, respectively
(2) Selling, general and administrative expenses
(3) Includes Isramco Resources, LLC, Isramco Energy, LLC and Jay Petroleum LLC; Low, Mid, and High indications use a WACC of 9.75%, 8.75%, and 7.75%, respectively, as interpolated based on the estimated December 31, 2018 reserve reports
(4) As of September 30, 2018
(5) Refer to the following page for Duff & Phelps commentary

Valuation Summary
Notes

Note A: Tamar Royalties LLC

- Discount Rate - Duff & Phelps used discount rates of 8.93%, 8.25% and 7.00%.
  - 8.93% was derived using Delek Royalties 2012 Ltd. ("Delek") equity value vs. the Isramco Inc. ("Isramco") projections.
  - 8.25% was derived using publicly traded companies in the royalty interest exploration and production industry that Duff & Phelps deemed relevant to its analysis.
  - 7.00% was used in Isramco's October 2018 valuation report. The October valuation report used a discount rate ranging from 7.00% to 10.50%.
  - Naphtha Israel Petroleum ("Naptha") uses a discount rate ranging from 9.50% to 10.50%.

- Rate of Wellhead Adjustments – Naphtha assumed Wellhead adjustments of 11.5/12.5 to 10.5/12.5.
  - The standard has been 11.5/12.5.

- Other Comments
  - It appears that Naphtha has not adjusted the 1.52% ownership by the Wellhead adjustment factor in deriving the Delek internal rate of return ("IRR").
  - Similarly, it appears that Naphtha's IRR calculation does not account for selling, general and administrative expenses.

Note B: Oil & Gas Production Activity

- Discount Rate - Duff & Phelps used a discount rate ranging from 7.75% to 9.75% based on the selected publicly traded companies.
  - It appears that Naphtha used a 10.00% discount rate.

Note C: Production Services

- Duff & Phelps used FY2019 and FY2020 EBITDA estimates to imply a range of values.
- Naphtha used book value.

Note D

- Duff & Phelps and Naphtha's numbers are equivalent.